NON-NEGOTIABLE PROMISSORY NOTE

$99,000.00                                                      January 12, 2000

FOR VALUE RECEIVED, Gregory H. Laborde, an individual residing at 379 Vesta Court, Ridgewood, New Jersey 07400 ("Maker"), promises to pay to Origin Investment Group, Inc., Inc., a Maryland corporation, with its principal place of business located at 980 North Michigan Avenue, Suite 1400, Chicago, Illinois 60611 ("Payee"), in lawful money of the United States of America, the principal sum of Nine Hundred Ninety-Nine Thousand Dollars ($99,000.00), together with simple interest on the unpaid principal balance at an annual rate equal to the 90-day Treasury Rate as published in the Wall Street Journal on January 1st in each year of the term of this Note, payable in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

1. PAYMENTS

1.1 PRINCIPAL AND INTEREST

Payments shall be due on December 31st of each year of the term, which shall be designated as five (5) complete years after the execution of this Note. Interest on the unpaid principal balance calculated shall be equal to the 90-day Treasury Rate as published in the Wall Street Journal on January 1st in each year of the term of this Note.

1.2 MANNER OF PAYMENT

All payments of principal and interest on this Note shall be made by personal check, certified check, or bank cashier's check deliverable to 980 North Michigan Avenue, Suite 1400, Chicago, Illinois, or via wire transfer to Firstar Bank Illinois, 30 North Michigan Avenue, Chicago, Illinois 60602-3496 to the account of "Origin Investment Group, Inc.", with the routing number 071904779 and account number 422601455, or at such other place or to such other official bank account in the United States of America as Payee shall designate to Maker in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Illinois.

1.3 PREPAYMENT

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment. Any partial prepayments shall be applied to installments of principal in inverse order of their maturity.

1.4 RIGHT OF SET-OFF

Maker shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for indemnification or payment of damages.

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1.5 SECURED ASSETS.

Maker shall deposit with Company as collateral hereunder, stock certificate # OC4 in the amount of 1,000,000 shares of common stock. Maker shall receive the stock certificate from Company upon full payment of all obligations hereunder.

2. DEFAULTS

2.1 EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for fifteen (15) days after Payee notifies Maker therein writing; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to Section 1.4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case;
(iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or
(v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

2.2 NOTICE BY MAKER

Maker shall notify Payee in writing within five days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3 REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, (ii) claim any and all shares of Maker's common stock held by Payee at the time of the Event of Default and (iii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

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3. MISCELLANEOUS

3.1 WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2 NOTICES

     Any notice required or permitted to be given hereunder shall be given in accordance with Section 11.4 of the Agreement.

3.3 SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4 GOVERNING LAW

This Note will be governed by the laws of the State of Illinois without regard to conflicts of laws principles.

3.5 PARTIES IN INTEREST

This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.

3.6 SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.



By:      /S/ GREG H. LABORDE
         ----------------------
         Gregory H. Laborde
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